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(Stock Code: 8282)

CHARACTERISTICS OF GEM

GEM has been established as a market designed to accommodate companies to which a high investment risk may be attached. In particular, companies may list on GEM with neither a track record of profitability nor any obligation to forecast future profitability. Furthermore, there may be risks arising out of the emerging nature of companies listed on GEM and the business sectors or countries in which the companies operate. Prospective investors should be aware of the potential risks of investing in such companies and should make the decision to invest only after due and careful consideration. The greater risk profile and other characteristics of GEM mean that it is a market more suited to professional and other sophisticated investors.

Given the emerging nature of companies listed on GEM, there is a risk that securities traded on GEM may be more susceptible to high market volatility than securities traded on the main board of the Stock Exchange and no assurance is given that there will be a liquid market in the securities traded on GEM. The principal means of information dissemination on GEM is publication on the Internet website operated by the Stock Exchange. Listed companies are not generally required to issue paid announcements in gazetted newspapers. Accordingly, prospective investors should note that they need to have access to the GEM website in order to obtain up-to-date information on GEM-listed issuers.

The Stock Exchange takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement, for which the directors of the Company collectively and individually accept full responsibility, includes particulars given in compliance with the GEM Listing Rules for the purpose of giving information with regard to the Company. The directors of the Company, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief: (i) the information contained in this announcement is accurate and complete in all material respects and not misleading; (ii) there are no other matters the omission of which would make any statement in this announcement misleading; and (iii) all opinions expressed in this announcement have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.

FORWARD-LOOKING STATEMENTS

This announcement contains statements that may be viewed as “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Such forward-looking statements are, by their nature, subject to significant risks and uncertainties that may cause the actual performance, financial condition or results of operations of the Company to be materially different from any future performance, financial condition or results of operations implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements that are not historical fact relating to the financial performance and business operations of the Company in mainland China and in other markets, the continued growth of the telecommunications industry in China and in other markets, the development of the regulatory environment and the Company’s latest product offerings, and the Company’s ability to successfully execute its business strategies and plans.

Such forward-looking statements reflect the current views of the Company with respect to future events and are not a guarantee of future performance. Actual results may differ materially from information contained in the forward-looking statements as a result of a number of factors, including, without limitation, any changes in our relationships with telecommunication operators in China and elsewhere, the effect of competition on the demand for the price of our services, changes in customer demand and usage preference for our products and services, changes in the regulatory policies by relevant government authorities, any changes in telecommunications and related technology and applications based on such technology, and changes in political, economic, legal and social conditions in China, India and other countries where the Company conducts business operations, including, without limitation, the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China’s telecommunications market. Please also see “Item 3 – Key Information – Risk Factors” section of the Company’s annual report on Form 20-F for the year ended December 31, 2005 as filed with the United States Securities and Exchange Commission.

(Stock Code: 8282)

HALF-YEAR RESULTS FOR 2006

HIGHLIGHTS

•	Total revenues were US$50.10 million (“mn”), an increase of 17.1% from the same period last year and up 3.1% from last quarter.

•	Wireless Internet revenues were US$45.71 mn, representing a 12.4% increase over the same period last year and a 0.5% increase over the previous quarter. Wireless Internet revenues made up 91.2% of our total quarterly revenues.

•	Online advertising revenues were US$3.89 mn, representing a 111.7% increase over the same period last year and a 43.9% increase over the previous quarter.

•	Net income was US$11.75 mn, an increase of 14.7% from the same period last year and down 3.2% from the last quarter.

•	Excluding share-based compensation (“SBC”) expenses of US$0.76 mn, Non-GAAP net income was US$12.52 mn, representing an increase of 22.2% year on year.

•	Fully diluted earnings per American Depository Share (“ADS”) were US$21.8 cents per ADS or US$0.27 cents per common share.

•	Excluding SBC expenses, Non-GAAP fully diluted earnings per ADS were US$23.2 cents per ADS or US$0.29 cents per common share.

•	Our balance of cash and cash equivalents and short-term bank deposits was approximately US$155.54 mn at the end of the second quarter of 2006.

CHAIRMAN’S STATEMENT FOR SECOND QUARTER
I am pleased to announce the results of TOM Online Inc. (the “Company” or “TOM Online”) and its subsidiaries (collectively referred to as the “Group”) for the second quarter ended June 30, 2006.

FINANCIAL HIGHLIGHTS
For the second quarter of 2006:

•	Total revenues were US$50.10 million (“mn”), an increase of 17.1% from the same period last year and up 3.1% from last quarter.

•	Wireless Internet revenues were US$45.71 mn, representing a 12.4% increase over the same period last year and a 0.5% increase over the previous quarter. Wireless Internet revenues made up 91.2% of our total quarterly revenues.

•	Online advertising revenues were US$3.89 mn, representing a 111.7% increase over the same period last year and a 43.9% increase over the previous quarter.

•	Net income was US$11.75 mn, an increase of 14.7% from the same period last year and down 3.2% from the last quarter.

•	Excluding share-based compensation (“SBC”) expenses of US$0.76 mn, Non-GAAP net income was US$12.52 mn, representing an increase of 22.2% year on year (“YoY”).

•	Fully diluted earnings per American Depository Share (“ADS”) were US$21.8 cents per ADS or US$0.27 cents per common share.

•	Excluding SBC expenses, Non-GAAP fully diluted earnings per ADS were US$23.2 cents per ADS or US$0.29 cents per common share.

•	Our balance of cash and cash equivalents and short-term bank deposits was approximately

US$155.54mn at the end of the second quarter of 2006.

2ND QUARTER 2006 — FINANCIAL PERFORMANCE REVIEW
The Company’s unaudited consolidated revenues for the three months ended June 30, 2006 were
US$50.10 mn, an increase of 17.1% over the same period in 2005 and an increase of 3.1% quarter on quarter (“QoQ”).

Wireless Internet revenues were US$45.71 mn, representing a 12.4% increase over the same period last year and a 0.5% increase over the previous quarter. Wireless Internet revenues made up 91.2% of our total quarterly revenues compared to 93.6% in the previous quarter.

Online advertising revenues were US$3.89 mn, representing a 43.9% increase QoQ and an increase of 111.7% YoY, as our online advertising sales activities continue to show positive results and benefited from incremental advertiser interest in our portal audience around the World Cup and Wanleba.

Gross profit was US$19.05 mn representing an increase of 7.1% over the same period last year but a 4.6% decline QoQ as gross margins declined in the second quarter to 38.0% from 41.1% in the first quarter of 2006 and 41.6% in the second quarter of 2005. As such, total cost of services in 2Q06 was US$31.05 mn compared to US$28.62 mn in 1Q06. The decline in margins was driven by a number of factors, but primarily higher World Cup period related marketing and content expenses vs. lower than expected wireless revenues due to anticipated new operator policies in June 2006. As such, 2Q06 wireless Internet gross margins were roughly 35.0% compared to 39.4% in 1Q06, while online advertising gross margins improved to 69.9% in 2Q06 compared to 65.6% in 1Q06 and 61.6% in 2Q05.

Total operating expenses were US$8.00 mn in 2Q06, down 5.3% from the same period last year and down 14.1% from the previous quarter or US$9.32 mn. Due to the expected slowdown in business over the remainder of the year from new mobile operator mobile data service policies, the Company has decided to suspend senior management bonuses which had been previously accrued in the first quarter of 2006 and hence were reversed in 2Q06. This change and other cost optimization measures were primary factors for the decrease in operating expenses QoQ. In addition, during 2Q06, the Company recognized US$0.76 mn in share based compensation expenses which are excluded in our non-GAAP presentation of earnings.

Operating income was US$11.05 mn up 18.4% from the same period last year and up 3.7% from the previous quarter. Excluding SBC expenses, Non-GAAP operating income would have been US$11.81 mn. Operating margins were 22.1% in the second quarter of 2006, compared to 21.9% in the previous quarter.

2Q06 EBITDA (“Earnings before Interest, Taxes, Depreciation and Amortization”) were US$13.38 mn, an increase of 18.6% YoY and 3.6% QoQ. EBITDA margins were 26.7% for the second quarter increase from 26.6% in the last quarter. Excluding SBC expenses, 2Q adjusted EBITDA was US$14.15 mn.

Net Income was US$11.75mn, an increase of 14.7% YoY and down 3.2% from 1Q06.

Excluding SBC expenses, Non-GAAP net income was US$12.52 mn, an increase of 22.2% YoY.

US GAAP basic earnings per ADS were US$22.1 cents for the quarter. US GAAP basic earnings per Hong Kong ordinary share were US$0.28 cents for the quarter. Shares used in computing US GAAP basic earnings per ADS were 53.22 mn and shares used in computing US GAAP basic earnings per Hong Kong ordinary share were 4,257.68 mn.

Excluding SBC expenses, Non-GAAP basic earnings per ADS were US$23.5 cents and Non-GAAP basic earnings per Hong Kong ordinary share were US$0.29 cents for the quarter. Shares used in computing basic earnings per ADS were 53.22 mn and shares used in computing basic earnings per Hong Kong ordinary share were 4,257.68 mn.

US GAAP diluted earnings per ADS were US$21.8 cents for the quarter. US GAAP diluted earnings per Hong Kong ordinary share were US$0.27 cents for the quarter. Shares used in computing US GAAP diluted earnings per ADS were 53.97 mn shares and shares used in computing US GAAP diluted earnings per Hong Kong ordinary share were 4,317.46 mn.

Excluding SBC expenses, Non-GAAP diluted earnings per ADS were US$23.2 cents and Non-GAAP diluted earnings per Hong Kong ordinary share were US$0.29 cents for the quarter. Shares used in computing diluted earnings per ADS were 53.97 mn and shares used in computing diluted earnings per Hong Kong ordinary share were 4,317.46 mn.

Our balance of cash and cash equivalents and short-term bank deposits was approximately US$155.54 mn at the end of the second quarter of 2006.

BUSINESS REVIEW
Wireless Internet Services
Total wireless Internet service revenues were US$45.71 mn for the second quarter of 2006, an increase of 12.4% from the same period last year and a 0.5% increase QoQ. Wireless Internet revenues accounted for 91.2% of our total revenues in the second quarter compared to 93.6% in 1Q06.

On July 7, 2006, TOM Online issued a press release relating to policy changes for all subscription services on China Mobile’s (“CMCC”) Monternet platform. The changes, which are to be implemented under the policy directives of China’s Ministry of Information Industry, aim to address a number of issues, including reducing customer complaints, increasing customer satisfaction and promoting the healthy development of Monternet.

From early June, as TOM Online has expected potential policy changes to be implemented sometime in 3Q06, we accordingly began to proactively adjust our service offerings in an effort to anticipate and minimize the impact of such changes. These adjustments included changing our subscription by message services to flat fee subscriptions and promoting more usage based services over subscription services. However, due to previously estimated increases in marketing and content expenses related to the World Cup combined with the impact of these adjustments, profitability in our wireless Internet business declined compared to the prior period.

We expect the near-term period to be depressed in terms of business activity. As a result, the management is actively adjusting our operating strategy to better suit this new operating environment and is also reviewing our cost structure to become more efficient and flexible. Looking forward, we believe our mobile operator partners will consolidate their business towards a smaller group of large scale wireless Internet service providers and believe this will benefit our business in the long run.

SMS services
SMS (“Short Messaging Service”) revenues in 2Q06 were US$18.96 mn, up 8.7% QoQ up 23.1% from the same period last year. SMS revenues made up 41.5% of our total wireless Internet revenues for the quarter. Key drivers of growth for SMS in 2Q06 were services related to the World Cup (especially our alliance with CCTV-5), improved performance in our Unicom SMS business and the consolidation of Beijing Bo Xun Rong Tong Information Technology Company Limited (“Beijing Infomax”) for the month of June.

2.5G services
MMS (“Multimedia Messaging Service”) revenues for 2Q06 were US$3.97 mn, down 2.8% QoQ, but up 51.6% YoY. MMS revenues made up 8.7% of our total wireless Internet revenues in the quarter. However as discussed before, we continue to believe that MMS is a transitory product category and do not expect MMS to be a key business driver to our overall business in coming years.

WAP (“Wireless Application Protocol”) revenues for 2Q06 were US$6.68 mn, down 14.7% QoQ and down 14.4% YoY. WAP revenues made up 14.6% of our total wireless Internet revenues in the quarter compared to 17.2% in the previous quarter. WAP revenues continued to decline in 2Q06 from 1Q06 due to ongoing operator policy issues involving inactive users, decline in CDMA WAP usage and ongoing competition for more attractive WAP deck positioning. Previously we discussed that the ongoing regulatory factors impacting our business would stabilize in 2Q, but we underestimated the impact of these and other competitive factors at the time of our 1Q results.

Voice services
IVR (“Interactive Voice Response”) revenues in 2Q06 were US$11.85 mn, up 14.9% YoY, but down 3.3% QoQ. IVR revenues made up 25.9% of our total wireless Internet revenues in the quarter. Whilst IVR revenues continued to grow over the same period last year, there was stabilization on a QoQ basis due to fewer than expected launches of our IVR services on new TV programs, cannibalization of TV/IVR services (which are mainly entertainment / non-sports related shows) due to the World Cup tournament and fewer cross marketing opportunities.

CRBT (“Colour Ringback Tones”) revenues in 2Q06 were US$3.23 mn, up 31.4% QoQ, but down 1.0% YoY. CRBT revenues made up 7.1% of our total wireless Internet revenues in the quarter. Our CRBT business continued to rebound during 2Q06, but was still down YoY due to activities/promotions we are doing in conjunction with mobile operators to continue to spur usage, which included a reduction in the average CRBT per song content fee from an average of RMB3.0 to RMB2.0 in certain provinces.

Other Wireless Internet Services
Other wireless Internet revenues were US$1.02 mn, down 29.0% QoQ and 19.2% YoY. Other wireless Internet revenues made up 2.2% of our total wireless Internet revenues and consist of both Indiagames revenues and mobile games distributed by TOM Online in the mainland China market.

ONLINE ADVERTISING AND PORTAL
Online advertising revenues were US$3.89 mn in 2Q06, up 43.9% QoQ and up 111.7% YoY. On both a sequential and annual basis our online advertising business performed well due to continued efforts to focus on monetization of our core online channels such as entertainment, music (including Wanleba) and sports. In 2Q06, the total number of advertisers and average spend per advertiser each increased sequentially 10-20%, driven in part by strong incremental growth in online activities related to the World Cup and Wanleba. Moreover, as we transit through a new wireless Internet operating environment, management will continue its efforts on our portal and bolster our online presence and communities to continue to grow our online advertising business. In particular, the portal strategy will be aligned to best position the Company in anticipation of the introduction of 3G wireless services in our market.

NEW BUSINESS OPPORTUNITIES
TOM-SKYPE JV and UMPay
At the end of July 2006, we had over 15.5 mn registered TOM-Skype users, up from over 12.0 mn registered users at the end of April 2006. We continue to explore advertising opportunities through the TOM-Skype client which we hope to begin monetizing by the end of the fourth quarter of 2006. Regarding our alliance with UMPay, in the first half of 2006, the Company continued to work closely with UMpay on micropayments and pre-paid card top up services. The Company continues to work as UMPay’s exclusive business partner to develop China’s mobile payment market as a longer term opportunity for the Company.

BUSINESS OUTLOOK
On July 7, 2006, TOM Online issue a press release relating to announced policy changes for all subscription services on China Mobile’s (“CMCC”) Monternet platform. The changes, which are to be implemented under the policy directives of China’s Ministry of Information Industry, aim to address a number of issues, including reducing customer complaints, increasing customer satisfaction and promoting the healthy development of Monternet.

At the time of this announcement, we anticipate that our total revenues for the quarter ending September 30, 2006 to be in the range of US$32.5 mn to US$34.5 mn which represents a 31%-35% sequential decline. In addition, due to fixed costs, we expect the decline in profitability in the 3rd quarter to be significantly greater than the decline in revenues.

Although we expect these policy changes to have substantial negative impact to our wireless business in the near term, I believe the industry will adapt and still offer good longer term growth prospects for our Company. I would like to thank the Board of Directors and all of the Company’s employees for their hard work, support and dedication.

Frank Sixt

Chairman

Hong Kong, August 10, 2006

# Non-GAAP financial measures and related reconciliations to GAAP financial measures are described in the section of

“Non-GAAP Financial Measures”.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Liquidity and Financial Resources

The Group generally financed its operations and investing activities with internally generated cash flows, loans from banks, loans from our parent company and the balance of IPO proceeds.

During the first half year of 2006, the Group’s net cash inflow from its operating activities was US$30,595,000 compared to US$24,917,000 of the same period last year. The increase was primarily due to the increase in our net income from US$19,404,000 to US$23,886,000.

In June 2006, a US$35,340,000 one-year bank loan was drawn down and certain debt securities were effectively pledged for the loan. For details, please refer to Note 11 of the financial statements.

As at June 30, 2006, the Group’s cash and cash equivalents and short-term bank deposits amounted to US$155,541,000, total current assets amounted to US$200,292,000, while total current liabilities amounted to US$100,528,000.

The Group believes that it has sufficient liquidity and cash to finance future operations and its operating activities are showing healthy conditions and generating adequate free cash flow.

Capital Structure

As at June 30, 2006, the Group’s total bank loans amounted to US$90,860,000. For details, please refer to Note 11 and Note 12 of the financial statements. The Group’s gearing ratio based on the total liabilities over total assets was approximately 29.7%.

The change in our issued share capital was due to the issuance of 35,034,719 shares on exercise of employee share options. Cash of US$6,738,000 were received upon exercise of employee share options.

Employee Information

As at June 30, 2006, the Group had 1,519 full-time employees. During the first six months of the year, employee costs, including Directors’ emoluments, totaled US$9,869,000.

The Group’s employment and remuneration policies remained the same as detailed in the Company’s annual report for the year ended December 31, 2005.

Charges on Group Assets

As at June 30, 2006, total debt securities with market value of US$96,154,000 were pledged to banks as collateral for bank loans. For details, please refer to Note 11 and Note 12 of the financial statements.

Foreign Exchange Exposure

The Group’s policy is for each operating entity to borrow in the local currency, where possible, in order to minimize currency risk.

On July 21, 2005, the People’s Bank of China announced the adoption of a managed floating exchange rate system with reference to a basket of certain foreign currencies instead of pegging to the U.S. dollar. This policy change has resulted in an appreciation of RMB from 8.2765 per US$ to 7.9956 as at June 30, 2006. As we receive most of our revenues in RMB and a significant portion of our assets and liabilities are denominated in RMB, we expect our revenues on a US$ basis to be impacted by fluctuation in the exchange rate of RMB.

Contingent Liabilities

Other than our obligations in connection with our acquisition of Beijing Infomax (For details, please refer to Note 3 of the financial statements), we did not have any material contingent liabilities as at June 30, 2006.

CONDENSED CONSOLIDATED BALANCE SHEETS

		Audited	Unaudited
		December 31,	June 30,
	Note	2005	2006
		(in thousands of U.S. dollars)
Assets
Current assets:
Cash and cash equivalents		99,869	102,511
Short-term bank deposits	4	1,863	53,030
Accounts receivable, net	5	33,950	34,235
Restricted cash		300	300
Prepayments		6,053	7,070
Deposits and other receivables		2,503	2,864
Due from related parties		189	170
Inventories		53	112

Total current assets		144,780	200,292

Available-for-sale securities	6	38,519	-
Restricted securities	6	59,122	96,154
Investment under cost method		1,494	1,550
Long-term prepayments and deposits		132	129
Property and equipment, net	7	15,346	15,965
Deferred tax assets	14	521	658
Goodwill, net	8	184,678	206,893
Intangibles, net		1,415	3,731

Total assets		446,007	525,372
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	9	5,031	6,275
Other payables and accruals		16,002	19,004
Income tax payable		569	381
Deferred revenues		69	118
Consideration payables	10	16,615	18,875
Short-term loan	11	—	35,340
Long-term loan due within one year	12	—	249
Due to related parties		19,430	20,286

Total current liabilities		57,716	100,528

Non-current liabilities:
Secured bank loan	12	56,099	55,271
Deferred tax liabilities		182	148

Total liabilities		113,997	155,947

Minority interests		2,900	3,086

		116,897	159,033
Commitments and contingent liabilities	19
Shareholders’ equity:
Share capital (ordinary share, US$0.001282 par value, 10,000,000,000 shares authorized, 4,224,532,105 and 4,259,566,824 shares issued and outstanding as at December 31, 2005 and June 30, 2006 respectively)		5,416	5,461
Paid-in capital		312,643	320,878
Statutory reserves		11,396	11,396
Accumulated other comprehensive £¨losses£©/ incomes		(3,187)	1,876
Retained earnings		2,842	26,728

Total shareholders’ equity		329,110	366,339

Total liabilities, minority interests and shareholders’ equity		446,007	525,372

The accompanying notes are an integral part of these condensed consolidated financial statements.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

		Three months ended June 30,			Six months ended June 30,
	Note		2005	2006	2005	2006
		(in thousands of U.S. dollars, except number of shares & per share amounts)
Revenues:
Wireless Internet services		40,666		45,711	74,106	91,204
Advertising		1,837		3,889	3,422	6,591
Commercial enterprise solutions and Others		274		495	530	879
Total revenues		42,777		50,095	78,058	98,674
Cost of revenues:
Cost of services *		(24,993)		(31,048)	(46,380)	(59,663)

Total cost of revenues		(24,993)		(31,048)	(46,380)	(59,663)

Gross profit		17,784		19,047	31,678	39,011

Operating expenses:
Selling and marketing expenses *		(2,008)		(1,977)	(3,185)	(3,428)
General and administrative expenses *		(5,871)		(5,406)	(9,925)	(12,636)
Product development expenses *		(358)		(384)	(616)	(838)
Amortization of intangibles		(213)		(233)	(559)	(414)

Total operating expenses		(8,450)		(8,000)	(14,285)	(17,316)

Income from operations		9,334		11,047	17,393	21,695
Other income/ (loss):
Net interest income		696		396	1,815	884
Gain on disposal of available-for-sale securities		450		—	450	-
Loss on issuance of shares by a subsidiary		(69)		—	(69)	-
Exchange gain	13	—		40	—	958
Income before tax		10,411		11,483	19,589	23,537
Income tax (expenses)/credit	14	(92)		119	(112)	179
Income after tax		10,319		11,602	19,477	23,716
Minority interests		(76)		149	(73)	170

Net income attributable to shareholders		10,243		11,751	19,404	23,886

Earnings per ordinary share – basic (cents):	15	0.25		0.28	0.48	0.56

Earnings per ordinary share – diluted (cents):	15	0.24		0.27	0.46	0.55

Earnings per ADS – basic (cents):	15	19.9		22.1	38.7	45.0

Earnings per ADS – diluted (cents):	15	19.5		21.8	37.0	44.4

Weighted average number of shares used in computing Earnings Per Share:
Ordinary shares, basic		4,120,138,667		4,257,675,421	4,008,787,949	4,249,142,166
Ordinary shares, diluted		4,200,355,503		4,317,457,860	4,200,355,503	4,304,992,421
American Depositary Shares, basic		51,501,733		53,220,943	50,109,849	53,114,277
American Depositary Shares, diluted		52,504,444		53,968,223	52,504,444	53,812,405
* Share-based compensation cost included under SFAS 123R (Note 2)
Cost of revenues		-		24	—	48
Selling and marketing expenses		-		1	—	2
General and administrative expenses		-		731	—	1,476
Product development expenses		-		8	—	16

Total		-		764	—	1,542

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

					Accumulated	(Accumulated
					other	deficit)/	Total
	Number	Share	Paid-in	Statutory	comprehensive	retained	shareholders’
	of shares	capital	capital	reserves	(losses)/incomes	earnings	equity
		(in thousands of U.S. dollars, except number of shares)

Balance as of January 1, 2005	3,896,200,000	4,995	260,867	9,452	(670)	(40,220)	234,424
Issuance of shares to Cranwood as earn-out purchase consideration for acquisition of Puccini Group	304,155,503	390	47,158	—	—	—	47,548
Unrealized loss on securities	-	—	—	—	(1,135)	—	(1,135)
Exchange loss	-	—	—	—	(1)	—	(1)
Net income for the period	-	—	—	—	—	19,404	19,404

Balance as of June 30, 2005	4,200,355,503	5,385	308,025	9,452	(1,806)	(20,816)	300,240

Balance as of January 1, 2006	4,224,532,105	5,416	312,643	11,396	(3,187)	2,842	329,110
Issuance of shares on exercise of employee share options	35,034,719	45	6,693	—	—	—	6,738
Share-based compensation	-	—	1,542	—	—	—	1,542
Unrealized loss on securities	-	—	—	—	(1,300)	—	(1,300)
Currency translation adjustments (Note 13)	-	—	—	—	6,363	—	6,363
Net income for the period	-	—	—	—	—	23,886	23,886

Balance as of June 30, 2006	4,259,566,824	5,461	320,878	11,396	1,876	26,728	366,339

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2005		2006
	(in thousands of U.S. dollars)
Cash flow from operating activities:
Net income	19,404	23,886
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	559	414
Amortization of premium on debt securities	198	187
Allowance for doubtful accounts	536	244
Depreciation	3,310	4,194
Deferred income tax	—	(165)
Minority interests	73	(170)
Exchange loss/ (gain) , net	51	(958)
Loss on disposal of property and equipment	81	2
Gain on disposal of available-for-sale securities	(450)	-
Loss on issuance of shares by a subsidiary	69	-
Share-based compensation cost	—	1,542
Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(4,878)	1,226
Prepayments	(852)	(946)
Deposits and other receivables	235	47
Due from related parties	(6)	6
Inventories	33	(59)
Accounts payable	1,062	(1,697)
Other payables and accruals	4,947	2,165
Income tax payable	(179)	(220)
Deferred revenues	(62)	48
Due to related parties	786	849
Net cash provided by operating activities	24,917	30,595

Cash flow from investing activities:
Payments for purchase of property and equipment	(5,341)	(3,881)
Cash paid for short-term bank deposits	(1,449)	(51,082)
Cash received on disposal of available-for-sale securities	16,392	-
Net cash used in acquisition of subsidiaries	(99,898)	(15,642)
Net cash used in investing activities	(90,296)	(70,605)

Cash flow from financing activities:
Issue of ordinary shares including from the exercise of share options, net of expenses	—	6,738
IPO share issuing expenses	(803)	-
Cash received from issuance of shares by a subsidiary, net of issuing expenses	3,985	-
Bank loan, net of handling charges	34,886	35,340
Partial repayment of bank loan	—	(580)

Net cash provided by financing activities	38,068	41,498

Net (decrease)/increase in cash and cash equivalents	(27,311)	1,488
Cash and cash equivalents, beginning of period	79,320	99,869
Foreign currency translation	—	1,154

Cash and cash equivalents, end of period	52,009	102,511

Supplemental disclosures of cash flow information
Cash (paid)/received during the period:
Cash paid for income taxes	(139)	(220)
Interest received from bank deposit and debt securities	2,763	3,523
Non-cash activities	—	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of preparation and accounting policies

TOM Online Inc. (the “Company” or “TOM Online”) and its subsidiaries are collectively referred to as the “Group”.

The interim, unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Results for the three months and six months ended June 30, 2006 are not necessarily indicative of the results expected for the full fiscal year or for any future period.

Except for the adoption of SFAS 123R “Share-Based Payment” from January 1, 2006, which is disclosed in detail in Note 2, the accounting policies and methods of computation used in the preparation of these interim condensed financial statements are consistent with those used in the annual report for the year ended December 31, 2005.

2.	Share-based payment

Prior to 2006, the Group accounted for the share option schemes under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, the amount of compensation expense was determined based on the intrinsic value, i.e. the excess, if any, of the quoted market price of the shares over the exercise price of the options at the date of the grant and was amortized over the vesting period of the option concerned. SFAS 148 “Accounting for Stock-Based Compensation – Transition and Disclosure” allowed entities to continue applying the provision of APB 25 and provide pro forma net income or loss and pro forma earnings or loss per share disclosures in the notes to financial statements for employee share options using fair-value based methods of accounting as prescribed in SFAS 123 “Accounting for Stock-Based Compensation” and SFAS 148.

In December 2004, SFAS 123R “Share-Based Payment” was released and this new standard requires entities to recognize the costs of employee services in share-based payment transactions using fair-value based methods thereby reflecting the economic consequences of those transactions in the financial statements. This Statement is effective for the Group from January 1, 2006. Under its modified prospective application, SFAS 123R applies to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards, for which the requisite service has not been rendered and therefore the related compensation expenses has not been recognized in the income statement, that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date.

The share-based compensation cost recognized in the six months ended June 30, 2006 is US$1,542,000. For detailed information of the Share Options Plans, please refer to the Company’s 2005 annual report, Note 29. The Group has not granted new options in the first half year of 2006.

If the Group had applied the fair value recognition provision to share based employee compensation in the comparative period, the effect would have been to reduce net income and pro forma amounts would have been adjusted as follows:

	Three months	Six months
	ended June 30, 2005	ended June 30, 2005
	(in thousands of U.S. dollars,
	except for per share data)
Net income as reported	10,243	19,404
Less: share-based employee compensation expense determined under fair value based method, net of tax	(1,204)	(2,752)
Pro forma net income attributable to shareholders	9,039	16,652

Pro forma earnings per ordinary share – basic (cents)	0.22	0.42

Pro forma earnings per ordinary share – diluted (cents)	0.22	0.40

Share-based employee compensation expense presented in 2005 financial statements	Nil	Nil

3.	Business combination

Effective June 1, 2006, through a series of contractual arrangements the Group acquired 100% interest in Beijing Bo Xun Rong Tong Information Technology Company Limited (“Beijing Infomax”). Beijing Infomax is a domestic limited liability company incorporated in China in February 2003, and is principally engaged in the provision of wireless Internet services to customers in China. The Company has evaluated its relationship with Beijing Infomax and has concluded that it is a variable interest entity of the Company since June 1, 2006 when the Company became the primary beneficiary. The acquisition helps the Group strengthen its market position in the wireless internet services business in China.

The acquisition has been accounted for using the purchase method of accounting and the results of the operations of Beijing Infomax have been included in the Group’s consolidated financial statements from the acquisition date of June 1, 2006.

The allocation of the initial purchase price is as follows:

	(in thousands
	of U.S. dollars)
Cash and bank balances	2,310	*
Other current assets	1,852
Property and equipment, net	132
Intangibles	2,146
Goodwill	15,183
Current liabilities	(2,707)

	18,916

Professional costs	(166)
Initial consideration paid in 2006	(18,750)

	(18,916)

*	The amount has been included in the calculation of the “Net cash used in acquisition of subsidiaries” as shown in the Unaudited Condensed Consolidated Statements of Cash Flows.

The purchase consideration, to be paid fully in cash, comprised of the following:

● An initial consideration, amounts to RMB150,000,000 (equivalent to approximately US$18,750,000);

● Second consideration that is an amount equal to 2.5 times (if the 2006 adjusted audited combined after-tax profit less than RMB35,000,000) or 3.5 times (if the 2006 adjusted audited combined after-tax profit equal to or more than RMB35,000,000) of the 2006 adjusted audited combined after-tax profit (“2006 earn-out consideration”) minus initial consideration; and

● Final consideration that is an amount equal to 3 times (if the 2007 adjusted audited combined after-tax profit less than RMB 65,000,000) or 4 times (if the 2007 adjusted audited combined after-tax profit equal to or more than RMB 65,000,000) of the 2007 adjusted audited combined after-tax profit plus adjusted 2006 earn-out consideration minus consideration previously paid up to the final payment.

For detailed calculation formulae, please refer to the Company’s announcement for this acquisition.

The maximum consideration is RMB600,000,000 (equivalent to approximately US$75,000,000). The payment of the initial consideration of RMB150,000,000 will be made in August 2006.

The excess of the initial acquisition cost (comprising the initial consideration and the professional cost) over the fair value of identifiable assets acquired and liabilities assumed was recorded as goodwill. The goodwill is not deductible for tax purposes. Identifiable intangible assets, the valuation of which was performed by an independent valuer, were recognized and measured at fair value upon acquisition. The primary intangible asset (comprising of 90% of total identifiable intangible assets) is amortized over its useful life of 27 months based on the initial license period of Beijing Infomax’s TV channel partner.

Pursuant to the SFAS 141 “Business Combinations”, the earn-out consideration is considered contingent consideration, which will not be become certain until the adjusted audited combined after-tax profits of Beijing Infomax for the years ending December 31, 2006 and 2007 are available. Accordingly, the contingent consideration has not been reflected in the consolidated financial statements of the Group as at June 30, 2006.

4.	Short-term bank deposits

Short-term bank deposits arose from 12-month certificate of deposits of US$3,030,000, bearing interest rates between 6% and 8.75% per annum and one-year fixed deposits of US$50,000,000 bearing interest rate at 2.25% per annum.

5.	Accounts receivable, net

The aging analysis of the Group’s accounts receivable, net, at the end of the period is as follows:

	December 31,	June 30,
	2005	2006
	(in thousands of U.S. dollars)

Current	14,229	17,097

31-60 days	7,323	7,674

61-90 days	5,122	4,519

Over 90 days	7,276	4,945

	33,950	34,235

The majority of the Group’s sales are on open account terms and in accordance with terms specified in the contracts governing the relevant transactions. Wireless Internet revenues are collected in arrears from the mobile telecommunication operators.

6.	Restricted securities

The aggregate fair value of restricted securities amounted to US$96,154,000 as at June 30, 2006 (December 31, 2005: US$59,122,000).

In April 2005, the Company pledged and set aside debt securities with total face value of US$60,000,000 as collateral for a four-year bank loan facility. As a result, those debt securities have been reclassified from “Available-for-sale securities” to “Restricted securities”. As at June 30, 2006, these restricted securities had a market value of US$58,218,000 (December 31, 2005: US$59,122,000). Details of the bank loan are presented under Note 12.

In June 2006, the Company effectively pledged debt securities with total face value of US$40,000,000 as collateral for a one-year bank loan. As a result, those debt securities have been reclassified from “Available-for-sale securities” to “Restricted securities”. As at June 30, 2006, these restricted securities had a market value of US$37,936,000 (December 31, 2005: US$38,519,000). Details of the bank loan are presented under Note 11.

7.	Property and equipment, net

	December 31, 2005	June 30, 2006
	(in thousands of U.S. dollars)
Computer hardware and software	30,844	35,688
Furniture and office equipment	1,133	1,314
Motor vehicles	284	351
Leasehold improvements	2,296	2,413

	34,557	39,766
Less: Accumulated depreciation	(16,748)	(21,338)
Less: Provision for impairment	(2,463)	(2,463)

Net book value	15,346	15,965

8.	Goodwill, net

The net balance of goodwill, as at June 30, 2006, of US$206,893,000 includes goodwill arising on acquisitions of Huanjian Shumeng (details of which were previously stated in Note 3 of the Company’s 2006 First Quarterly Report) on January 4, 2006 of US$1,397,000 and Beijing Infomax on June 1, 2006 of US$15,183,000, and currency translation adjustments of US$5,635,000 arising during the first half of 2006.

9.	Accounts payable

	December 31,	June 30,
	2005	2006
	(in thousands of U.S. dollars)

Current	2,609	668
31-60 days	399	1,906
61-90 days	323	806
Over 90 days	1,700	2,895
	5,031	6,275

10.	Consideration payables

Consideration payables as at June 30, 2006 comprises the remaining consideration of RMB1,000,000 (approximately US$125,000) for the acquisition of Huanjian Shumeng and initial consideration of RMB150,000,000 (approximately US$18,750,000) for the acquisition of Beijing Infomax, as discussed in Note 3 “Business Combination”.

11.	Short-term loan

In May 2006 the Company entered into a loan agreement with a bank whereby on June 2, 2006 the Company effectively pledged certain debt securities (the “Securities”) with a total face value of US$40,000,000 for a one-year bank loan, totaling US$35,340,000 and bearing interest at 0.3% over 3-month LIBOR. The Company is entitled to the income in respect of the debt securities while they are pledged.

Pursuant to the agreement, the Company shall pay the bank an additional amount (“Additional Amount”) in case: (i) the market value of the Securities is equal to or less than 96% of the market value at inception of the loan (“Initial Market Value”) or (ii) the market value of the Securities plus the Additional Amount paid (“Portfolio Amount”) is equal to or less than 96% of Initial Market Value. Correspondingly, the Company is entitled to request the bank to repay the Additional Amount plus interest calculated at daily US Federal Funds Rate thereon if the Portfolio Amount is equal to or higher than 104% of Initial Market Value. The bank loan will be repaid on or before June 2, 2007.

12.	Secured bank loan

In April 2005, the Company had pledged certain available-for-sale securities with a total face value of US$60,000,000 as collateral for a bank loan facility, totaling US$57,000,000 and bearing interest at 0.23% per annum over LIBOR. On April 29, 2005 and July 28, 2005, the Group drew down US$35,000,000 and US$22,000,000, respectively, which, after handling charges, aggregated to US$56,886,000 to fund the payment of acquisitions. Pursuant to the loan covenant, if the aggregate principal amount of the outstanding loan exceeds 95% of the lower of the market value or face value of the secured securities, or if any of the securities has been downgraded, the Company shall prepay part of the loan or provide additional securities. As at June 30, 2006, the balance of the bank loan amounted to US$55,520,000, of which US$249,000 has been reclassified to current liabilities to make up the shortfall of market value of pledged securities. The remaining US$55,271,000 will be repaid on or before April 28, 2009.

13.	Foreign currency translation

During the first half year of 2006, the Group realized an exchange gain of US$958,000 due to the effects of the appreciation of RMB. Upon translation of the Group’s consolidated balance sheet as at June 30, 2006 from RMB into U.S. dollar, currency translation adjustments of US$6,363,000 and US$5,635,000 were credited to accumulated other comprehensive incomes and debited to goodwill respectively.

14.	Income taxes

Under the current laws of the Cayman Islands, the Company is not subject to income taxes.

Pursuant to the PRC Income Tax Laws, the Group is generally subject to enterprise income tax (“EIT”) at a statutory rate of 33% and companies located within special economic zones are entitled to a 15% preferential rate. Certain companies were also granted a full exemption from EIT for the first three years of operation including the year of incorporation and a 50% reduction for the following three years.

No Hong Kong profits tax has been provided as the Group has no estimated assessable profit in Hong Kong for the six months ended June 30, 2006 (2005: Nil).

Taxes on income assessable in India have been calculated at the rates of tax prevailing in that country in which the Group operates its subsidiary, Indiagames, based on existing legislation, interpretations and practices in respect thereof.

The deferred tax assets of US$658,000 as of June 30, 2006 (December 31, 2005: US$521,000) arose mainly from the temporary differences between financial statements carrying amounts of depreciation of two operating companies and their respective tax bases. No valuation allowance was made on these deferred tax assets because they are expected to be utilized in the foreseeable future.

15.	Earnings per share

(a)	Basic earnings per share

The calculation of basic earnings per share for the three months and six months ended June 30, 2006, is based on:

•	the respective unaudited consolidated net income attributable to shareholders of US$11,751,000 and US$23,886,000 (2005: US$10,243,000 and US$19,404,000);

•	the weighted average number of 4,257,675,421 and 4,249,142,166 (2005: 4,120,138,667 and 4,008,787,949) ordinary shares outstanding during the periods; and

•	53,220,943 and 53,114,277 (2005: 51,501,733 and 50,109,849) American Depositary Shares (ADS) outstanding during the periods.

(b)	Diluted earnings per share

The calculation of diluted earnings per share for the three months and six months ended June 30, 2006, is based on:

•	the same net income data in Note 15(a);

•	the weighted average number of 4,317,457,860 and 4,304,992,421 (2005: 4,200,355,503 and 4,200,355,503) ordinary shares, after adjusting for the effects of all dilutive potential shares during the periods; and

•	53,968,223 and 53,812,405 (2005: 52,504,444 and 52,504,444) ADS outstanding during the periods.

16.	Interim dividend

The directors do not recommend the payment of an interim dividend for the six months ended June 30, 2006 (2005: Nil).

17.	Segment information

Based on the criteria established by SFAS No. 131 “Disclosures about segments of an Enterprise and Related Information” the Group operates in three principal business segments in 2005 and 2006. The Group does not allocate any operating expenses or assets to its business segments, as management does not use this information to measure the performance of the operating segments. Certain costs of revenue are shared between business segments. These costs, including staff costs, content acquisition costs, bandwidth leasing charges, depreciation as well as portal facilities, were allocated to the wireless Internet and advertising segments in proportion to their gross margin contribution before the allocation of these costs. In addition, no measures of assets by segment are reported and used by the chief operating decision maker. Hence, the Group has not made disclosure of total assets by reportable segment.

Summarized information by business segment for the three months and six months ended June 30, 2005 and 2006 is as follows:

	Three months ended June 30,		Six months ended
			June 30,
	2005	2006	2005	2006
	(in thousands of U.S. dollars)
Revenues:
Wireless Internet services	40,666	45,711	74,106	91,204
Advertising	1,837	3,889	3,422	6,591
Commercial enterprise solutions and others	274	495	530	879
Total revenues	42,777	50,095	78,058	98,674

Cost of revenues:
Wireless Internet services	(24,215)	(29,718)	(44,931)	(57,290)
Advertising	(706)	(1,169)	(1,343)	(2,098)
Commercial enterprise solutions and others	(72)	(161)	(106)	(275)
Total cost of revenues	(24,993)	(31,048)	(46,380)	(59,663)

Gross profit	17,784	19,047	31,678	39,011

18.	Related party transactions

	Six months ended June 30,
	2005	2006
	(in thousands of U.S. dollars)
Advertising and wireless Internet services revenues earned from:
- subsidiaries of TOM Group	11	-
- a related company of a shareholder of TOM Group	3	189
Office rental and related expenses charged by:
- a related company of a shareholder of TOM Group	727	623
Wireless Internet revenues shared with:
- subsidiaries of TOM Group	11	512
- a subsidiary of a shareholder of TOM Group	45	55
Recharge to TOM Group and its subsidiaries of operating expenses incurred on their behalf	187	106
Interest expenses charged by TOM Group	384	593
Corporate expenses recharged by a subsidiary of TOM Group	430	356

19.	Commitments and contingent liabilities

Capital commitments
	December 31,	June 30,
	2005	2006
	(in thousands of U.S. dollars)

Business acquisition:

Contracted but not provided for	-	-

Property and equipment:

Authorized but not contracted for	1,046	6,763

	1,046	6,763

The Group rents offices, apartments and warehouses under operating lease agreements. The net aggregate future lease payments under non-cancelable operating leases as of June 30, 2006 are as follows:

Commitments under operating leases
	December 31,	June 30,
	2005	2006
	(in thousands of U.S. dollars)

2006	1,463	1,025

2007	306	374

2008	7	7

	1,776	1,406

As of June 30, 2006, the Group had no operating lease commitments beyond 2008.

For the six months ended June 30, 2006, the Group incurred rental expenses of approximately US$951,000.

Other than our obligations in connection with our acquisition of Beijing Infomax (please refer to Note 3), we did not have any material contingent consideration as at June 30, 2006.

20.	Net current assets and total assets less current liabilities

	December 31,	June 30,
	2005	2006
	(in thousands of U.S. dollars)

Net current assets	87,064	99,764
Total assets less current liabilities	388,291	424,844

21.	Subsequent events

(a)	On July 7, 2006 the Company received a notice on policy changes for all subscription services on China Mobile’s (CMCC) Monternet platform. The changes aim to reduce customer complaints, increase customer satisfaction and promote the healthy development of Monternet. The new policies include a free monthly trial period for new subscribers and requirements for double confirmations for new subscriptions from the subscriber and reconfirmation of subscriptions for existing users. The Company believes the policy changes by CMCC could have significantly adverse impact on the Company in the near term, but is likely to benefit the Company in the long term. For details, please refer to the Company’s announcement on July 7, 2006.

In July 2006, the Company received guidance from China Unicom in respect of their intent to convert all SMS per message based subscriptions to fixed monthly subscriptions (effective in early August). We believe the impact on the Company’s wireless Internet business will not be significant.

(b)	On August 10, 2006 the Board of Directors of the Company has approved the Company to repay US$5,000,000 loan due to its parent company.

Summary of principal differences between US GAAP and HK GAAP

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
	(in thousands of U.S. dollars)
Net income attributable to shareholders under US GAAP	10,243	11,751	19,404	23,886

Reconciliation adjustments, net of tax:
Share-based compensation*	(1,140)	—	(2,619)	34

Net income attributable to shareholders under HK GAAP	9,103	11,751	16,785	23,920

*	Since January 1, 2005, the Group has adopted the Hong Kong Financial Reporting Standard 2 “Share-based Payment” (“HKFRS2”), which requires an entity to recognize share-based payment transactions in its financial statements for share options that were granted after November 7, 2002 and had not yet vested at the effective date of HKFRS2. The Company has adopted SFAS 123R since January 1, 2006. The GAAP difference in 2006 reflects the cost of options granted before November 7, 2002 recognized under US GAAP but not recognized under HK GAAP.

	December 31,	June 30,
	2005	2006
	(in thousands of U.S. dollars)

Total assets under US GAAP	446,007	525,372
Reconciliation adjustments, net of tax:
Reversal of amortization of intangibles which were recognized as goodwill under HK GAAP	5,040	5,040

Total assets under HK GAAP	451,047	530,412

	December 31,	June 30,
	2005	2006
	(in thousands of U.S. dollars)

Net assets under US GAAP	329,110	366,339

Reconciliation adjustments, net of tax:
Reversal of amortization of intangibles which were recognized as goodwill under HK GAAP	5,040	5,040
Net assets under HK GAAP	334,150	371,379

Management guidance for the third quarter of 2006

At the time of this announcement, we anticipate that our total revenues for the quarter ending September 30, 2006 to be in the range of US$32.5 mn to US$34.5 mn which represents a 31%-35% sequential decline.  In addition, due to fixed costs, we expect the decline in profitability in the 3rd quarter to be significantly greater than the decline in revenues.

Non-GAAP financial measures

To supplement the financial measures prepared in accordance with US GAAP, the Company uses Non-GAAP financial measures including EBITDA, Adjusted EBITDA and Non-GAAP Net Income which are adjusted from results based on US GAAP in analyzing its financial results. The use of Non-GAAP measures are provided to enhance the reader’s overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes the Non-GAAP results provide useful information to both management and investors by excluding certain items that are not expected to result in future cash payments.

In calculating the EBIDTA, depreciation and amortization expenses have been excluded from the income from operations. In calculating adjusted EBIDTA, the share-based compensation cost has been further excluded from EBIDTA to derive at the adjusted EBIDTA. In addition, share-based compensation cost has also been excluded from the Net Income Attributable to Shareholders to derive at the Non-GAAP Net Income. The reason to exclude the share-based compensation cost to derive at the adjusted EBIDTA and Non-GAAP Net Income is that the Statement of Financial Accounting Standard 123R¡°Share-Based Payment” has been adopted by the Company since January 1, 2006 and the Company believes that the exclusion of such cost could enhance the comparability of its current operating results from prior periods. Correspondingly, the Non-GAAP basic and diluted earnings per share data were calculated based on the Non-GAAP Net Income as shown below. The number of shares used in the calculation has been disclosed in the “Financial Performance Review” section above.

Although the Company has historically reported US GAAP results to investors, the Company believes the inclusion of Non-GAAP financial measures provides further clarity in its financial reporting. These Non-GAAP financial measures may be different from Non-GAAP financial measures used by other companies, and should be considered in addition to results prepared in accordance with US GAAP, but should not be considered a substitute for or superior to US GAAP measures.

The Non-GAAP financial measures have been reconciled to the nearest US GAAP measures as follows:

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
	(in thousands of U.S. dollars)
Income from operations	9,334	11,047	17,393	21,695
Add back: Depreciation	1,732	2,102	3,310	4,194
Amortization	213	233	559	414

EBITDA	11,279	13,382	21,262	26,303

Add back: Share-based compensation	—	764	—	1,542

Adjusted EBITDA	11,279	14,146	21,262	27,845

Net income attributable to shareholders	10,243	11,751	19,404	23,886
Add back: Share-based compensation	—	764	—	1,542

Non-GAAP Net Income	10,243	12,515	19,404	25,428

Based on the Non-GAAP Net Income and the number of shares as disclosed in the “Financial Performance Review” section above, the calculated Non-GAAP basic and diluted earnings per share are as follows:

Three months ended June 30,				Six months ended June 30,
	2005		2006	2005		2006
Non-GAAP earnings per ordinary share –
basic (cents):		0.25	0.29		0.48	0.60

Non-GAAP earnings per ordinary share –
diluted (cents):		0.24	0.29		0.46	0.59

Non-GAAP earnings per ADS –
basic (cents):		19.9	23.5		38.7	47.9

Non-GAAP earnings per ADS –
diluted (cents):		19.5	23.2		37.0	47.3

COMPETING INTERESTS

(a)	Directors

Mr. Frank Sixt and Mrs. Susan Chow, the Chairman of the Company and the alternate Director to Mr. Frank Sixt respectively, are executive directors of Hutchison Whampoa Limited, Cheung Kong Infrastructure Holdings Limited (“CKI”) and directors of certain of their respective Associates (collectively referred to as “HWL Group” and “CKI Group” respectively). In addition, Mr. Frank Sixt is a non-executive director of Cheung Kong (Holdings) Limited and Hutchison Telecommunications International Limited (“HTIL”) and director of certain of their Associates (collectively referred to as “CKH Group” and “HTIL Group” respectively). Mrs. Susan Chow is an alternate director of HTIL and director of certain of its Associates. HWL Group is engaged in e-commerce and general information portals. Both the CKH Group and the CKI Group are engaged in information technology, e-commerce and new technology. HTIL Group is engaged in providing mobile and fixed-line telecommunications services, including multimedia services and mobile and fixed-line Internet services and Intranet services. The Directors believe that there is a risk that such businesses may compete with those of the Group.

Mr. Gordon Kwong, an independent non-executive Director, owns approximately 2.2% interest in ChinaHR.com Corp, which is a company in the PRC that engages in online job search. He is also an independent non-executive director of Quam Limited (“Quam”) and New World Mobile Holdings Limited (“New World”). Quam is an internet company that mainly deals with financial services and New World is a mobile phone operator provides mobile internet technology and related services in Hong Kong and China. The Directors believe that there is a risk that such businesses may compete with those of the Group.

Dr. Lo Ka Shui, an independent non-executive Director, is the deputy chairman and managing director and, is interested or deemed to be interested in approximately 44.91% of the issued share capital of Great Eagle Holdings Limited (“Great Eagle”), the shares in which are listed on the Main Board of the Stock Exchange. An associated company of Great Eagle is engaged in, among other things, online job search business in the PRC. He is also an independent non-executive director of China Mobile (Hong Kong) Limited (“China Mobile”), the shares in which are listed on the Main Board of the Stock Exchange. China Mobile is engaged in telecommunications business in the PRC. The Directors believe that there is a risk that such businesses may compete with those of the Group.

(b)	Management shareholders

TOM Group Limited, an initial management shareholder of the Company, and its subsidiaries are engaged in diversified businesses, which include, inter alia, the provision of certain online services ancillary to their business divisions.

Cranwood Company Limited (“Cranwood”), an initial management shareholder of the Company, has two wholly owned subsidiaries whose businesses consist of the provision of mobile content products and online services. Another wholly owned subsidiary of Cranwood has a minority interest in a company which is engaged in internet mobile businesses. The Directors believe that there is a risk that such businesses may compete with those of the Group.

Save as disclosed above, during the six months ended June 30, 2006, none of the Directors or the management shareholders of the Company (as defined under the GEM Listing Rules) or their respective Associates have any interests in a business which competes or may compete with the business of the Group.

AUDIT COMMITTEE

The Company has established an audit committee (“Audit Committee”) in February 2004, in accordance with the GEM Listing Rules, which reviews the internal accounting procedures and considers and reports to the board of directors of the Company with respect to other auditing and accounting matters, including selection of independent auditors, the scope of annual audits, fees to be paid to the independent auditors and the performance of the independent auditors. The Audit Committee comprises three independent non-executive Directors, namely Mr. Gordon Kwong, Mr. Ma Wei Hua and Dr. Lo Ka Shui. Mr. Gordon Kwong is the chairman of the Audit Committee.

SPONSORS’ INTERESTS

As updated and notified by the Company’s joint sponsors, Citigroup Global Markets Asia Limited (“Citigroup”) and Morgan Stanley Dean Witter Asia Limited (“Morgan Stanley”), their interests in the share capital of the Company as at June 30, 2006 are summarised below:

Citigroup’s employees	—	none
(excluding directors)
Citigroup’s directors	—	none
Citigroup and its associates	—	47,591,680 shares (represents ordinary shares and
ordinary shares equivalents relating to ADSs)
Morgan Stanley’s employees	—	1,281,680 shares (representing ordinary shares and
(excluding directors)		ordinary shares equivalents relating to ADSs)
Morgan Stanley’s directors	—	none
Morgan Stanley and its associates	—	502,000 shares (represents ordinary shares and
ordinary shares equivalents relating to ADSs)

Pursuant to the sponsorship agreement dated March 1, 2004 entered into between the Company, Citigroup and Morgan Stanley, Citigroup and Morgan Stanley have been appointed as the joint sponsors of the Company as required under the GEM Listing Rules at a fee from March 11, 2004 to December 31, 2006.

As at June 30, 2006, other than disclosed above, neither Citigroup and Morgan Stanley nor their respective directors, employees or associates (as referred to in Note 3 to rule 6.35 of the GEM Listing Rules) had any interest in the securities of the Company, including options or rights to subscribe for such securities, other than the shares held by Citigroup and/or Morgan Stanley’s respective brokerage and asset management operations on behalf of customers.

CODE ON CORPORATE GOVERNANCE PRACTICES

The Company has complied with the code provisions set out in the Code on Corporate Governance Practices contained in Appendix 15 to the GEM Listing Rules during the six months ended June 30, 2006.

CODE OF CONDUCT REGARDING SECURITIES TRANSACTIONS BY DIRECTORS

The Company has adopted a Code of Conduct regarding Securities Transactions by Directors (“Code of Conduct”) on terms no less exacting than the required standard of dealings. Copies of the Code of Conduct were distributed and explained to each of the Directors at the time of its adoption. Having made specific enquiry with the Directors, all the Directors (other than Mr. Wu Yun) confirmed that they have complied with the required standard of dealings as set out in the Code of Conduct during the six months ended June 30, 2006.

Mr. Wu Yun, a former executive Director, has failed to notify the Chief Executive Officer in writing and obtain dated written acknowledgements in respect of his sale of 40,000 shares of the Company on April 4, 2006 and his purchase and sale of 2,000 shares of the Company on May 17, 2006 and May 23, 2006 respectively. The written notification and acknowledgment for the aforesaid dealings of the Company’s shares by Mr. Wu Yun have subsequently been confirmed and ratified by the Chief Executive Officer. The Company has determined that these failures were isolated events, not intentional and simply a case of Mr. Wu Yun neglecting to notify the proper persons within the Company of the dealings. Mr. Wu Yun has undertaken to the Company that he will comply with the required standard of dealings as set out in the Code of Conduct from time to time. Subsequent to such incident, the Company has issued a memo to the Directors reporting the non-compliance conduct by such Director, has taken remedial actions including reminding the Directors of their obligations and responsibilities under the Code of Conduct and such reminder will be issued to the Directors on quarterly basis.

PURCHASE, SALE OR REDEMPTION OF SECURITIES

During the six months ended June 30, 2006, neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Company’s listed shares.

GENERAL INFORMATION

The consolidated financial statements of the Group for the six months ended June 30, 2006 have been reviewed by the Audit Committee. In addition, the consolidated financial statements of the Group for the six months ended June 30, 2006 have also been reviewed by the Company’s auditors, PricewaterhouseCoopers, in accordance with SAS700 “Engagements to review interim financial reports” issued by the Hong Kong Institute of Certified Public Accountants. The auditors’ review report will be included in the Half-year Report to the shareholders of the Company.

As at the date thereof, the directors of the Company are:

Executive Directors:	Non-executive Directors:	Independent non- executive Directors:

Mr. Wang Lei Lei	Mr. Frank Sixt (Chairman)	Mr. Gordon Kwong

Mr. Jay Chang	Ms. Tommei Tong (Vice Chairman)	Mr. Ma Wei Hua

Mr. Peter Schloss	Ms. Angela Mak	Dr. Lo Ka Shui

Ms. Elaine Feng

Mr. Fan Tai	Alternate Director:

Mrs. Susan Chow

(Alternate to Mr. Frank Sixt)

This announcement will remain on the GEM website at www.hkgem.com on the “Latest Company Announcements” page for at least 7 days from the date of its posting and on the website of the Company at www.tom.com.

• for identification purpose